Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 3, 2026 in the Registration Statement (Form S-4/S-1) and related Prospectus of Mobility (USA) Corporation dated as of October 19, 2026.

/s/ Ernst & Young LLP

Cleveland, Ohio

October 19, 2026